Exhibit 10.8

FOURTH AMENDMENT TO THE
BELDEN WIRE & CABLE COMPANY
RETIREMENT SAVINGS PLAN

WHEREAS, Belden Wire & Cable Company (hereinafter referred to as the “Employer”) established the Belden Wire & Cable Company Retirement Savings Plan (hereinafter referred to as the “Plan”) restated as of January 1, 2001 for the benefit of certain employees of the Employer;

WHEREAS, Section 1 of Article XVIII of the Plan provides that the Employer may amend the Plan at any time by resolution of the Employer’s Board of Directors or by any persons authorized by resolution of the Directors to make amendments;

WHEREAS, the Employer deems it desirable to make certain amendments to the Plan effective immediately before the Effective Time, as defined in the Agreement and Plan of Merger by and among Cable Design Technologies Corporation, BC Merger Corp. and Belden Inc. dated February 4, 2004, as amended, regarding the investment fund designed to invest primarily in employer securities effective July 15, 2004 (unless expressly noted otherwise); and

WHEREAS, the Board of Directors has adopted a resolution authorizing this amendment.

NOW, THEREFORE, the Plan is amended effective immediately before the Effective Time as follows:

1.	Article I is amended by adding the following definition between definitions 6 and 7:

“6A. “Belden CDT Stock” means the common stock issued by Belden Inc. prior to July 15, 2004 and the common stock issued by Belden CDT Inc. on or after July 15, 2004. “Belden CDT Stock” is limited to stock held in the Belden CDT Stock Fund and excludes any shares of Belden Inc. and Belden CDT Inc. common stock held as a small proportion of any other Investment Funds.

6B. “Belden CDT Stock Fund” means the Investment Fund invested primarily in Belden CDT Stock, as further described in Article XVI, Section 2(B). Before July 15, 2004, the Belden CDT Stock Fund was known as the Belden Stock Fund.”

2.	Article XI, Section 5 is deleted and replaced with the following:

“Section 5 Investment of Employer Matching Contributions Account

Regardless of the Participant’s election pursuant to the other sections in this Article, all of the Employer Matching Contributions Account will be invested in the Belden CDT Stock Fund (effective January 11, 2000 for Participants of Belden Communications Company).

A Participant may transfer all or a portion of the Participant’s Company Matching Contributions Account into the Belden CDT Stock Fund or out of the Belden CDT Stock Fund to other Investment Funds as of any Valuation Date. This transfer is executed using procedures similar to those specified in Section 3 of this Article. Additional restrictions on the timing of this election apply to officers of the Employer required to comply with Section 16 of the Securities Exchange Act of 1934 (as amended) and regulations issued thereunder.

Prior to January 1, 2004, a Participant may transfer all or a portion of the Participant’s Company Matching Contributions Account invested in the Belden Stock Fund to other Investment Funds as of any Valuation Date. This transfer is executed using procedures similar to those specified in Section 3 of this Article. Additional restrictions on the timing of this election apply to officers of the Employer required to comply with Section 16 of the Securities Exchange Act of 1934 (as amended) and regulations issued thereunder.

Prior to March 1, 2002, a Participant may transfer all or a portion of the Participant’s Company Matching Contributions Account as of any Valuation Date on or after the Participant reaches age 55. This transfer is executed using procedures similar to those specified in Section 3 of this Article. Additional restrictions on the timing of this election apply to officers of the Employer required to comply with Section 16 of the Securities Exchange Act of 1934 (as amended) and regulations issued thereunder.”

3.	Article XII, Section 5(b) is deleted and replaced with the following:

"(B) Order of Withdrawal

The loan amount is taken from Accounts in the following order: Elective Deferrals Account, rollover Account, Employer After-Tax Contributions Account, from any other Accounts (other than the Company Matching Contributions Account), lastly from the Company Matching Contributions Account. Within each Account, the loan amount is taken first from the Investment Funds pro rata other than the Belden CDT Stock Fund or the Investment Fund primarily holding Cooper Industries, Inc. stock, second from the Investment Fund holding primarily Cooper Industries, Inc. stock, and third from the Belden Stock Fund.”

4.	Article XIII, Section 4 is deleted and replaced with the following:

“Section 4. Direct Rollovers of Withdrawals; Payment in Cash or Shares

Withdrawals are subject to the provisions of Section 6 of Article XIV. However, effective as of October 1, 1999 withdrawals of Elective Deferrals under Section 1 of this Article; and effective January 1, 2002, any withdrawals permitted under the Plan under Section 1 of this Article are not subject to Section 6 of Article XIV. Withdrawals are also subject to the provisions of Section 1 of Article XIV.”

All distributions shall be paid in cash, including whole shares of stock from the Belden CDT Stock Fund unless the recipient elects to receive payment in shares of Belden CDT Stock.”

5.	Article XIV, Section 1 is deleted and replaced with the following:

“Section 1 General

The Plan will distribute a Participant’s Accounts only as authorized in this Article or the preceding Article.

All distributions will be valued as of the Valuation Date on or next following when the Employer receives the Participant’s distribution request and rollover election. No earnings will be computed for the period since that Valuation Date. However, the Trustee, or its delegate, may in its sole discretion adjust the value of the Accounts to reflect rapidly fluctuating increases or decreases in the value of the Trust (or any Investment Funds) since that Valuation Date.

Prior to October 1, 1999, all distributions will be valued as of the Valuation Date on or next following when the Employer receives the Participant’s distribution request and rollover election, except that a distribution request and rollover election received shortly after a Valuation Date but postmarked on or before the Valuation Date will be valued as of that Valuation Date. No earnings will be computed for the period since that Valuation Date. However, the Trustee may in its sole discretion adjust the value of the Accounts to reflect rapidly fluctuating increases or decreases in the value of the Trust (or any Investment Funds) since that Valuation Date.

All distributions shall be paid in cash, including whole shares of Belden CDT Stock unless the recipient elects to receive payment in shares of Belden CDT Stock.”

6.	Article XVI, Section 2(B) is deleted and replaced with the following:

"(B) The Investment Funds shall include the Belden CDT Stock Fund. A portion of the Belden CDT Stock Fund may be invested in short-term fixed income investments and money market investments. Pursuant to the direction of the Company, the Trustee (or investment fund manager) is authorized to acquire, hold and dispose of Belden CDT Stock. As provided for in ERISA Section 404(a)(2), the fiduciary duty of diversifying plan investments is not violated by the establishment and maintenance of this Belden CDT Stock Fund. The Company may decide that this fund not hold contributions other than Employer Matching Contributions.

Contributions to the Belden CDT Stock Fund may be paid by contributing (i) newly issued shares of Belden CDT Stock, (ii) treasury shares of Belden CDT Stock, or (iii) cash with the instruction to the Trustee to spend such cash to acquire Belden CDT Stock. Contributions to other Investment Funds must be paid in cash.

Participants who have shares of Belden CDT Stock in their Participant Accounts shall be named fiduciaries with respect to the voting of such shares and shall have the following rights and responsibilities.

(i)	Prior to each annual or special meeting of the shareholders of Belden CDT Inc., the Company shall direct the Trustee to furnish each Participant to whose Account shares of Belden CDT Stock are allocated a copy of the proxy solicitation material together with a form requesting confidential voting instructions with respect to the voting of such shares. The Company shall also direct the Trustee as to how to handle the voting of shares for which the Trustee does not receive instructions. The Company shall instruct the Trustee to vote shares on which instruction is received as directed by the Participants and shall vote shares on which no instruction is received in the same proportion as the shares on which instruction was received.

Upon receipt of such instructions, the Company hereby directs the Trustee to then vote in person or by proxy such shares of Belden CDT Stock as so instructed.

(ii)	The Company shall direct the Trustee to furnish each Participant to whose Account shares of Belden CDT Stock are allocated notice of any tender or exchange offer for or a request or invitation for tenders or exchanges of Belden CDT Stock made to the Trustee. The Company also directs that the Trustee shall request from each such Participant instructions as to the tendering or exchanging of the shares of Belden CDT Stock allocated to the Participant’s Account as well as to the tendering or exchanging of shares for which the Trustee does not receive instructions. The Company shall instruct the Trustee to vote shares on which instruction is received as directed by the Participants and shall vote shares on which no instruction is received in the same proportion as the shares on which instruction was received. The Company directs that the Trustee shall provide Participants with a reasonable period of time in which they may consider any such tender or exchange offer for or request or invitation for tenders or exchanges of Belden CDT Stock made to the Trustee. Within the time specified by the Trustee, as directed by the Company, the Trustee shall tender or exchange such shares as to which the Trustee has received instructions to tender or exchange.

(iii)	Instructions received from Participants by the Trustee regarding the voting, tendering, or exchanging of Belden CDT Stock shall be held in strictest confidence and shall not be divulged to any other person, including officers or employees of the Company, except as otherwise required by law, regulation, or lawful process.”

7.	Article XVI, Section 4 is deleted and replaced with the following:

“Section 4 Expenses

The Trust Fund shall pay all reasonable expenses of administering the Plan or the Trust Fund. However, the Employer may, at its own discretion, pay any of these expenses directly or reimburse the Trust Fund for the payment of any of these expenses. In addition, to the extent required by law for investments in Belden CDT Stock, the Employer must pay or reimburse the Trust for brokerage, commissions and transfer taxes on the purchase or sale of the Belden CDT Stock. Any expense paid for from the Trust Fund (or an Investment Fund within the Trust Fund) shall reduce the net income for the Trust Fund (or the Investment Fund) as of the Valuation Date on or next following the date the expense was paid, unless the Company decides on a nondiscriminatory basis that a different mechanical procedure for allocating the expenses among Participants’ Accounts is more appropriate.

Except as provided in the following Section, at no time prior to the satisfaction of all liabilities with respect to Participants and their beneficiaries under the trust may any part of the Trust Fund be used for, or diverted to, purposes other than for the exclusive benefit of providing benefits to Participants and their beneficiaries and defraying reasonable expenses of administering the Plan.”

IN WITNESS WHEREOF, Belden Wire & Cable Company, by its duly authorized officer, executes this amendment on the 28th day of July, 2004.

Belden Wire & Cable Company By /s/ Cathy Odom Staples Its Vice President, Human Resources

ATTEST:

/s/ Eivind J. Kolemainen